EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2024 THIRD QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (October 24, 2024) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.5 million, or $0.24 diluted earnings per share, for the third quarter of 2024, compared to net income of $2.1 million, or $0.20 diluted earnings per share, for the second quarter of 2024, and net income of $1.9 million, or $0.19 diluted earnings per share, for the third quarter of 2023. Diluted earnings per share increased 20.0% and increased 26.3% for the third quarter of 2024 as compared to the second quarter of 2024 and the third quarter of 2023, respectively.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Our net income increased during the quarter primarily due to an increase in our noninterest income, which resulted from an increase in net gains on loan and lease sales. Additionally, the performance of our loan and lease portfolio improved, as nonperforming assets declined during the period. We anticipate further improvements in credit quality if market interest rates continue to decrease.”

Third Quarter Performance Highlights:
•Assets totaled $1.5 billion at September 30, 2024, June 30, 2024 and December 31, 2023.
•Loans and leases, net of allowance for credit losses, totaled $1.1 billion at September 30, 2024, June 30, 2024, and December 31, 2023.
•Nonperforming loans and leases totaled $6.7 million, or 0.58% of total loans and leases, at September 30, 2024, compared to $7.7 million, or 0.67% of total loans and leases, at June 30, 2024, and $8.0 million, or 0.72% of total loans and leases, at December 31, 2023.
•The allowance for credit losses totaled $15.8 million, or 1.36% of total loans and leases outstanding, at September 30, 2024, compared to $15.9 million, or 1.37% of total loans and leases outstanding, at June 30, 2024, and $15.7 million, or 1.42% of total loans and leases outstanding, at December 31, 2023.
•A reversal for credit losses was recognized in the quarter ended September 30, 2024 of $99,000, compared to provisions of $270,000 in the quarter ended June 30, 2024, and $50,000 in the third quarter of 2023.
•Deposits totaled $1.1 billion at September 30, 2024 and June 30, 2024, compared to $1.0 billion at December 31, 2023. At September 30, 2024, noninterest-bearing deposits totaled $98.5 million or 9.0% of total deposits, compared to $102.8 million or 9.3% of total deposits at June 30, 2024, and $114.4 million or 11.0% of total deposits at December 31, 2023. At September 30, 2024, approximately $224.6 million, or 20.6%, of our deposit portfolio, excluding collateralized public deposits, was uninsured.
•Stockholders’ equity totaled $140.0 million at September 30, 2024, compared to $131.1 million at June 30, 2024 and $134.9 million at December 31, 2023. The Company’s equity to assets ratio was 9.38% at September 30, 2024.
•Book value per share and tangible book value per share were $12.79 at September 30, 2024, compared to $11.90 per share at June 30, 2024 and $12.03 per share at December 31, 2023.
•Net interest income decreased $143,000, or 1.5%, to $9.4 million for the three months ended September 30, 2024, compared to $9.6 million for the prior quarter, and increased $305,000, or 3.3%, from $9.1 million for the comparable quarter in 2023.
•Annualized net interest margin was 2.60% for the current quarter, compared to 2.64% in the preceding quarter and 2.66% for the comparable quarter in 2023.
•The Company repurchased 71,306 shares of common stock at an average price of $12.42 per share during the quarter ended September 30, 2024.
•The Bank’s Tier 1 capital to total assets was 10.73%, well in excess of all regulatory requirements at September 30, 2024.

Income Statement Summary
Net interest income before the (recovery of)/provision for credit losses decreased $143,000, or 1.5%, to $9.4 million in the third quarter of 2024, compared to $9.6 million in the second quarter of 2024, and increased $305,000, or 3.3%, from $9.1 million in the third quarter of 2023. The decrease from the second quarter of 2024 was due to a seven basis point decrease in the average interest rate spread, partially offset by a $4.2 million increase in average net earning assets. The increase from the comparable quarter in 2023 was due to an $80.0 million increase in average interest earning assets, partially offset by a 13 basis point decrease in the average interest rate spread. Between March 2022 and January 2024, in response to continuing elevated inflation, the Federal Open Market Committee of the Federal Reserve hiked interest rates a total of 11 times, to a range of 5.25% to 5.50% until September 18, 2024 when the rates were reduced to the range of 4.75% to 5.00%. While interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, the benefits were offset by the higher cost of interest-bearing deposit accounts and borrowings, which tend to be shorter in duration than our assets and re-price or reset faster than assets.
Interest income increased $176,000, or 0.9%, to $20.3 million during the quarter ended September 30, 2024, compared to the quarter ended June 30, 2024, and increased $2.8 million, or 16.4%, compared to the quarter ended September 30, 2023.

Interest income on loans and leases increased $260,000, or 1.5%, to $18.1 million for the quarter ended September 30, 2024, compared to $17.8 million in the second quarter of 2024, due to a $3.9 million increase in the average balance of loans and leases, and an increase of seven basis points to 6.27% in the average yield earned on loans and leases. Interest income on loans and leases increased $2.8 million, or 18.3%, in the third quarter of 2024 compared to the third quarter of 2023, due to an increase in the average balance of loans and leases of $84.3 million and an increase of 56 basis points in the average yield earned on loans and leases.

Interest income on investment securities, excluding FHLB stock, decreased $34,000, or 2.0%, to $1.7 million during the quarter ended September 30, 2024, compared to the quarter ended June 30, 2024, and decreased $102,000, or 5.7%, from the comparable quarter in 2023. The decrease compared to the second quarter of 2024 was due to a $2.3 million decrease in the average balance and a three basis point decrease in the average yield earned on investment securities. The decrease compared to the third quarter of 2023 was due to a $12.7 million decrease in the average balance, primarily as a result of proceeds received from maturities and paydowns on securities being used to fund loan growth, and a three basis point decrease in the average yield earned on investment securities. Dividends on FHLB stock decreased $20,000, or 6.2%, to $302,000 during the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024, and increased $63,000, or 26.4%, compared to the quarter ended September 30, 2023, due to changes in the amount of FHLB stock held during the periods. Interest income on cash and cash equivalents decreased $30,000, or 13.6%, during the quarter ended September 30, 2024, compared to the quarter ended June 30, 2024, and increased $86,000, or 84.3%, compared to the quarter ended September 30, 2023. The decrease in interest income on cash and cash equivalents in the third quarter of 2024 from the second quarter of 2024 was due to a nine basis point decrease in the average yield and a $618,000 decrease in the average balance. The increase in interest income on cash and cash equivalents in the third quarter of 2024 from the third quarter of 2023 was due to an 81 basis point increase in the average yield along with a $5.5 million increase in the average balance of cash and cash equivalents.

Interest expense increased $319,000, or 3.0%, to $10.8 million for the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024, and increased $2.5 million, or 30.7%, compared to the quarter ended September 30, 2023. Interest expense on deposits increased $330,000, or 4.1%, to $8.3 million for the quarter ended September 30, 2024, compared to the previous quarter and increased $2.0 million, or 31.9%, from the comparable quarter in 2023. The increase from the previous quarter was primarily due to a 10 basis point increase in the average rate paid on, and a $9.8 million increase in the average balances of, interest-bearing deposits. The increase from the comparable quarter in 2023 was due to an increase of $61.8 million in average balance of, and a 64 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 3.33% for the quarter ended September 30, 2024, compared to 3.23% and 2.69% for the quarters ended June 30, 2024 and September 30, 2023, respectively.

Interest expense on FHLB borrowings decreased $11,000, or 0.5%, to $2.5 million for the third quarter of 2024 compared to the previous quarter and increased $529,000, or 26.9%, from the comparable quarter in 2023. The decrease from the previous quarter was primarily due to a $13.1 million decrease in the average balance of FHLB borrowing, partially offset by a 19 basis point increase in the average rate paid. The increase from the comparable quarter in 2023 was primarily due to an increase of 58 basis points in the average rate paid on FHLB borrowings and an increase in the average balance of FHLB borrowings of $20.0 million. The average balance of FHLB borrowings totaled $244.8 million during the quarter ended September 30, 2024, compared to $257.9 million and $224.8 million for the quarters ended June 30, 2024 and September 30, 2023, respectively. The average rate paid on FHLB borrowings was 4.08% for the quarter ended September 30, 2024, 3.89% for the quarter ended June 30, 2024, and 3.50% for the third quarter of 2023.

Annualized net interest margin decreased to 2.60% for the third quarter of 2024, compared to 2.64% for the second quarter of 2024, and from 2.66% for the third quarter of 2023. The decrease in the net interest margin was primarily due to greater increases in the rates paid and average balances of our interest-bearing liabilities as compared to our interest-earning assets.

A reversal of the provision for credit losses of $99,000 was recognized in the third quarter of 2024, compared to a provision for credit losses of $270,000 for the quarter ended June 30, 2024, and $50,000 for the quarter ended September 30, 2023. Net charge-offs during the third quarter of 2024 were $464,000, compared to $450,000 during the second quarter of 2024 and $299,000 during the third quarter of 2023. The reversal of provision for credit losses during the quarter was due to the availability of increased details within certain loan categories, which allowed for more precise risk profiling. Additionally, macroeconomic inputs, credit metrics, and refreshed loss driver data were updated to further refine our allowance calculation.

Noninterest income increased $213,000, or 19.2%, to $1.3 million for the quarter ended September 30, 2024 compared to the quarter ended June 30, 2024, and increased $168,000, or 14.5%, from the comparable quarter in 2023. The increase in noninterest income from the second quarter of 2024 primarily resulted from an increase in net gains on loan and lease sales, which increased $121,000, or 133.7%, to $211,000 in the third quarter of 2024 compared to the prior quarter. Service charges on deposit accounts increased $15,000, or 5.1%, to $325,000 for the quarter ended September 30, 2024, compared to $310,000 for the second quarter of 2024. Other income increased $13,000, or 3.8%, to $354,000 in the third quarter of 2024 compared to $341,000 in the previous quarter. The increase in noninterest income from the comparable quarter in 2023 was primarily due to an increase in net gains on loan and lease sales and service charges on deposit accounts, partially offset by a decrease in other income. Net gains on loan and lease sales increased $122,000, or 135.8%, compared to the same quarter in 2023, due to increased mortgage banking activity. Service fees on deposit accounts increased $51,000, or 18.5%, in the third quarter of 2024 from the comparable quarter in 2023, due to higher transaction activity and early withdraw fees, coupled with year-over-year deposit growth. Other income decreased $24,000, or 6.3%, to $354,000 for the quarter ended September 30, 2024, compared to $378,000 for the comparable quarter in 2023 due to fees earned from our participation in a loan hedging program with a correspondent bank in 2023.

Total noninterest expense decreased $36,000, or 0.5%, to $8.0 million for the three months ended September 30, 2024, compared to the second quarter of 2024, and increased $3,000 compared to the same period in 2023. Salaries and employee benefits decreased $91,000, or 2.0%, to $4.6 million for the quarter ended September 30, 2024, compared to the second quarter of 2024, and increased $204,000 compared to the quarter ended September 30, 2023. The decrease in salaries and benefits from the second quarter of 2024 was primarily a result of a reduction in the number of full-time equivalent employees due to employee retirements, while the increase from the third quarter of 2023 was due to increased compensation and insurance expenses. Deposit insurance expense remained flat at $380,000 for the quarter ended September 30, 2024, compared to the second quarter of 2024, and increased $100,000, or 35.7%, from the comparable quarter in 2023 primarily due to changes in the asset and deposit mix. Legal and professional fees decreased $18,000, or 3.7%, to $463,000 for the quarter ended September 30, 2024, compared to the second quarter of 2024 and decreased $65,000, or 12.3%, from the comparable quarter in 2023 primarily due to decreased accounting and audit expenses. Other expenses increased $44,000, or 5.1%, in the third quarter of 2024 compared to the prior quarter, and decreased $236,000, or 20.4%, compared to the same quarter of 2023. The decrease in other expenses from the comparable quarter of 2023 primarily was due to a reduction in losses due to fraud, and a decrease in loan closing expenses.

Income tax expense increased $64,000 during the three months ended September 30, 2024 compared to the quarter ended June 30, 2024, and increased $95,000 compared to the quarter ended September 30, 2023, due to increases in pre-tax income. The effective tax rate for the third quarter of 2024 was 13.0%, compared to 12.9% and 12.3% in the second quarter of 2024 and the third quarter a year ago, respectively.
Balance Sheet Summary

Total assets increased $31.5 million, or 2.2%, to $1.5 billion at September 30, 2024 from December 31, 2023. The increase was primarily the result of a $50.9 million, or 4.7%, increase in loans and leases, net of allowance for credit losses, to $1.1 billion, partially offset by a $16.3 million, or 5.7%, decrease in investment securities to $271.3 million at September 30, 2024.

The increase in loans and leases was attributable to an increase in multi-family loans, commercial and industrial loans, residential mortgage loans, and commercial real estate loans of $45.0 million, $11.2 million, $10.8 million and $6.8 million, respectively.

Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $6.7 million, or 0.58% of total loans and leases, at September 30, 2024, compared to $8.0 million, or 0.72%, at December 31, 2023. Accruing loans past due more than 90 days totaled $1.6 million at September 30, 2024, compared to $1.7 million at December 31, 2023.
The allowance for credit losses on loans and leases increased $110,000, or 0.7%, to $15.8 million at September 30, 2024 from $15.7 million at December 31, 2023. At September 30, 2024 the allowance for credit losses on loans and leases totaled 1.36% of total loans and leases outstanding, compared to 1.42% at December 31, 2023. Net charge-offs during the first nine months of 2024 were $1.2 million, compared to net charge-offs of $436,000 during the comparable period of 2023.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential credit losses as of September 30, 2024, which included consideration of a potential recession due to inflation, stock market volatility, and overall geopolitical tensions. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.

Investment securities decreased $16.3 million, or 5.7%, to $271.3 million at September 30, 2024 compared to $287.6 million at December 31, 2023. Investment securities decreased primarily due to $14.6 million in maturities and principal repayments and the sale of $6.9 million of available-for-sale securities. The proceeds received from maturities, repayments, and sales of securities were used to fund loan growth.
Total deposits increased $48.0 million, or 4.6%, to $1.1 billion at September 30, 2024, compared to December 31, 2023. The increase in deposits from December 31, 2023 primarily was due to an increase in non-brokered time deposits of $41.6 million, which were used primarily to fund loan demand, and savings and money-market accounts of $27.0 million, partially offset by a decrease in demand deposit accounts of $31.4 million. Brokered time deposits totaled $279.6 million, or 25.7% of total deposits, at September 30, 2024, compared to $268.8 million, or 25.8% of total deposits at December 31, 2023. Noninterest-bearing demand deposits decreased $15.9 million to $98.5 million at September 30, 2024 compared to $114.4 million at December 31, 2023, and totaled 9.0% of total deposits at September 30, 2024. Management attributes the shift in funds from transaction accounts to retail certificates of deposit to customers taking advantage of higher rates being paid on time deposits as a result of interest rate hikes enacted by the Federal Reserve.

As of September 30, 2024, approximately $224.6 million of our deposit portfolio, or 20.6% of total deposits, excluding collateralized public deposits, was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for First Bank Richmond’s regulatory reporting requirements.

Stockholders’ equity totaled $140.0 million at September 30, 2024, an increase of $5.2 million, or 3.8%, from December 31, 2023. The increase in stockholders’ equity primarily was the result of net income of $6.9 million and a $4.1 million decrease in accumulated other comprehensive loss, partially offset by the payment of $4.3 million in dividends to Company stockholders, and the repurchase of $3.1 million of Company common stock.

During the quarter ended September 30, 2024, the Company repurchased a total of 71,306 shares of Company common stock at an average price of $12.42 per share. As of September 30, 2024, the Company had approximately 606,802 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 22,084 shares.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse economic conditions in our local market areas or other markets where we have lending relationships; employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decrease in the Federal Reserve benchmark rate and duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies, including expectations regarding key growth initiatives and strategic priorities; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended			Nine Months Ended
SELECTED OPERATIONS DATA:	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
(In thousands, except for per share amounts)

Interest income	$20,261	$20,085	$17,413	$59,857	$48,829
Interest expense	10,828	10,509	8,286	31,015	20,498
Net interest income	9,433	9,576	9,127	28,842	28,331

(Recovery of) provision for credit losses	(99)	270	50	355	228
Net interest income after (recovery of) provision for credit losses	9,532	9,306	9,077	28,487	28,103
Noninterest income	1,325	1,112	1,159	3,566	3,433
Noninterest expense	8,016	8,052	8,013	24,125	22,710
Income before income tax expense	2,841	2,366	2,223	7,928	8,826
Income tax provision	369	305	274	1,027	1,281

Net income	$2,472	$2,061	$1,949	$6,901	$7,545

Shares outstanding	10,949	11,019	11,300	10,949	11,300
Average shares outstanding:
Basic	10,087	10,067	10,359	10,105	10,453
Diluted	10,216	10,178	10,382	10,211	10,514
Earnings per share:
Basic	$0.25	$0.20	$0.19	$0.68	$0.72
Diluted	$0.24	$0.20	$0.19	$0.68	$0.72

SELECTED FINANCIAL CONDITION DATA:	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
(In thousands, except for per share amounts)

Total assets	$1,492,550	$1,495,141	$1,487,671	$1,461,024	$1,422,319
Cash and cash equivalents	19,570	19,019	20,290	20,240	20,652
Interest-bearing time deposits	300	—	—	—	245
Investment securities	271,304	271,997	281,006	287,638	269,363
Loans and leases, net of allowance for credit losses	1,140,969	1,140,579	1,123,194	1,090,073	1,066,892
Loans held for sale	220	370	85	794	568
Premises and equipment, net	13,018	13,115	13,212	13,312	13,342
Federal Home Loan Bank stock	13,907	13,907	13,907	12,647	11,297
Other assets	33,262	36,154	35,977	36,320	39,960
Deposits	1,089,094	1,100,085	1,069,642	1,041,140	1,053,909
Borrowings	252,000	252,000	273,000	271,000	238,000
Total stockholder’s equity	140,027	131,110	132,391	134,860	118,038

Book value (GAAP)	$140,027	$131,110	$132,391	$134,860	$118,038
Tangible book value (non-GAAP)	140,027	131,110	132,391	134,860	118,038
Book value per share (GAAP)	12.79	11.90	11.91	12.03	10.45
Tangible book value per share (non-GAAP)	12.79	11.90	11.91	12.03	10.45

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Commercial mortgage	$348,473	$356,250	$338,434	$341,633	$345,714
Commercial and industrial	126,591	127,160	123,661	115,428	111,450
Construction and development	140,761	139,588	165,063	157,805	140,651
Multi-family	183,778	174,251	153,719	138,757	135,409
Residential mortgage	172,873	175,059	171,050	162,123	160,488
Home equity	15,236	13,781	12,146	10,904	10,776
Direct financing leases	147,057	148,173	152,468	156,598	154,520
Consumer	22,608	22,782	23,004	23,264	24,176

Total loans and leases	$1,157,377	$1,157,044	$1,139,545	$1,106,512	$1,083,184

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023

Noninterest-bearing demand	$98,522	$102,796	$108,805	$114,377	$115,632
Interest-bearing demand	136,263	144,769	153,460	151,809	146,118
Savings and money market	283,848	283,538	255,634	256,811	249,575
Non-brokered time deposits	290,874	281,505	260,451	249,305	240,297
Brokered time deposits	279,587	287,477	291,292	268,838	302,287

Total deposits	$1,089,094	$1,100,085	$1,069,642	$1,041,140	$1,053,909

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2024			2023
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,153,325	$18,071	6.27%	$1,069,049	$15,270	5.71%
Securities	270,857	1,700	2.51%	283,600	1,802	2.54%
FHLB stock	13,907	302	8.69%	10,923	239	8.75%
Cash and cash equivalents and other	15,874	188	4.74%	10,371	102	3.93%
Total interest-earning assets	1,453,963	20,261	5.57%	1,373,943	17,413	5.07%
Non-earning assets	40,485			45,175
Total assets	1,494,448			1,419,118

Interest-bearing liabilities:
Savings and money market accounts	290,108	1,779	2.45%	260,386	1,184	1.82%
Interest-bearing checking accounts	140,028	431	1.23%	146,084	283	0.77%
Certificate accounts	570,820	6,121	4.29%	532,721	4,851	3.64%
Borrowings	244,793	2,497	4.08%	224,750	1,968	3.50%
Total interest-bearing liabilities	1,245,749	10,828	3.48%	1,163,941	8,286	2.85%
Noninterest-bearing demand deposits	101,239			112,109
Other liabilities	13,200			13,945
Stockholders’ equity	134,260			129,123
Total liabilities and stockholders’ equity	1,494,448			1,419,118

Net interest income		$9,433			$9,127
Net earning assets	$208,214			$210,002

Net interest rate spread(1)			2.09%			2.22%
Net interest margin(2)			2.60%			2.66%
Average interest-earning assets to average interest-bearing liabilities	116.71%			118.04%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2024			2023
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,142,828	$53,133	6.20%	$1,027,782	$42,562	5.52%
Securities	275,903	5,232	2.53%	290,820	5,408	2.48%
FHLB stock	13,848	947	9.12%	10,369	557	7.16%
Cash and cash equivalents and other	15,480	545	4.69%	10,877	302	3.70%
Total interest-earning assets	1,448,059	59,857	5.51%	1,339,848	48,829	4.86%
Non-earning assets	42,399			44,335
Total assets	1,490,458			1,384,183

Interest-bearing liabilities:
Savings and money market accounts	279,890	4,961	2.36%	275,936	3,537	1.71%
Interest-bearing checking accounts	144,157	1,250	1.16%	148,539	708	0.64%
Certificate accounts	555,136	17,188	4.13%	503,093	11,644	3.09%
Borrowings	259,911	7,617	3.91%	206,897	4,609	2.97%
Total interest-bearing liabilities	1,239,094	31,016	3.34%	1,134,465	20,498	2.41%
Noninterest-bearing demand deposits	105,564			104,260
Other liabilities	13,718			13,757
Stockholders’ equity	132,082			131,701
Total liabilities and stockholders’ equity	1,490,458			1,384,183

Net interest income		$28,841			$28,331
Net earning assets	$208,965			$205,383

Net interest rate spread(1)			2.17%			2.45%
Net interest margin(2)			2.66%			2.82%
Average interest-earning assets to average interest-bearing liabilities	116.86%			118.10%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Performance ratios:
Return on average assets(1)	0.66%	0.55%	0.64%	0.54%	0.55%
Return on average equity(1)	7.36%	6.42%	7.10%	6.45%	6.04%
Yield on interest-earning assets	5.57%	5.53%	5.43%	5.32%	5.07%
Rate paid on interest-bearing liabilities	3.48%	3.37%	3.17%	3.10%	2.85%
Average interest rate spread	2.09%	2.16%	2.26%	2.22%	2.22%
Net interest margin(1)(2)	2.60%	2.64%	2.74%	2.67%	2.66%
Operating expense to average total assets(1)	2.15%	2.17%	2.18%	2.22%	2.26%
Efficiency ratio(3)	74.51%	75.48%	73.51%	76.39%	77.91%
Average interest-earning assets to average interest-bearing liabilities	116.71%	116.33%	117.57%	116.97%	118.04%
Asset quality ratios:
Non-performing assets to total assets(4)	0.45%	0.52%	0.47%	0.56%	0.60%
Non-performing loans and leases to total gross loans and leases(5)	0.58%	0.67%	0.61%	0.72%	0.74%
Allowance for credit losses to non-performing loans and leases(5)	235.89%	206.30%	228.36%	195.80%	194.70%
Allowance for credit losses to total loans and leases	1.36%	1.37%	1.39%	1.42%	1.43%
Net charge-offs to average outstanding loans and leases during the period(1)	0.15%	0.16%	0.12%	0.09%	0.11%
Capital ratios:
Equity to total assets at end of period	9.38%	8.77%	8.90%	9.22%	8.34%
Average equity to average assets	8.98%	8.58%	9.03%	8.32%	9.10%
Common equity tier 1 capital (to risk weighted assets)(6)	13.10%	12.96%	12.89%	12.85%	12.48%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.73%	10.65%	10.67%	10.64%	10.71%
Tier 1 risk-based capital (to risk weighted assets)(6)	13.10%	12.96%	12.89%	12.85%	12.48%
Total risk-based capital (to risk weighted assets)(6)	14.35%	14.21%	14.14%	14.10%	13.73%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	171	182	178	176	176
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Bradley M. Glover, SVP/Chief Financial Officer
(765) 962-2581